                                                                     Exhibit 2.1

                               PURCHASE AGREEMENT


         AGREEMENT made the 2nd day of June, 1999 between Fulton Drugs, Inc. d/b/a Medicap Pharmacy and "Stark Scripts" a Ohio Corporation ("Seller"), and HORIZON Pharmacies, Inc., a Delaware Corporation ("Buyer").

                                   WITNESSETH

         WHEREAS, Seller operates a retail pharmacy doing business as Medicap Pharmacy and a prescription mail order and internet web site business d/b/a "Stark Scripts" (the Drug Stores) located at 1657 25th Street, Canton, Ohio 44709-3421 (the "Retail Locations").

         WHEREAS, Seller desires to sell to Buyer and Buyer desires to purchase certain assets utilized in connection with and as part of Seller's operation of the Drug Store and prescription mail order business upon the terms and conditions stated herein:

         NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby the acknowledged, the parties agree as follows:

1.       SALE OF ASSETS

         1.1 ASSETS TO BE PURCHASED. Seller hereby agrees to convey, transfer, assign, and deliver to Buyer on a going concern basis, and Buyer hereby agrees to purchase from Seller all of Seller's assets located at or used in connection with Seller's operation of the Drug Store and prescription mail order business including but not limited to the following (collectively, the "Drug Store Assets"):

                  A. MARKETABLE INVENTORY. All pharmaceutical and retail inventory of Seller held for resale by the Drug Store (and attached as Exhibit A-1) except for those items not to be purchased by Buyer Pursuant to Section 1.2 below.

                  B. PRESCRIPTION FILES AND PATIENT PROFILES. All prescription files, patient profiles and customer list, telephone numbers.

                  C. FURNITURE, FIXTURES AND EQUIPMENT. Supplies and all furniture, fixtures, equipment described in Exhibit "A" attached hereto and made a part hereof, including but not limited to computers, peripherals, cash registers, refrigerators, typewriters, microfiche, fax machines, copiers, postage meters, sound system, alarm system, telephone equipment, shelving, counters, bottles, vials, ointment jars and other usable supplies.

                  D. INTELLECTUAL PROPERTY. All "Intellectual Property" wherein the term "Intellectual Property" means all of Seller's right, title and interest in and to (i) the trademarks "STARK SCRIPTS" and "FULTON DRUGS," and all variations thereof, worldwide and in any country, and the goodwill associated therewith, (ii) the internet domain name "starkscripts.com", (iii) all software that is used to operate the web site found at the domain name "starkscripts.com", and (iv) all other trademarks, trade dress, trademark registrations and trademark applications, service marks, internet domain names, registered designs, registered design applications, patent and patent applications, if any, trade secrets, technology, know-how, processes, formula, product formulations, specifications, copyrights, copyright registrations owned or possessed by Seller that are associated with the Retail Location(s) or are otherwise used or associated with the Drug Store Assets. The "MEDICAP" trademark is not included in the definition of "Intellectual Property."


--------------                        -1-                          -------------
Seller initial                                                     Buyer Initial

                  E. THIRD PARTY CONTRACTS. The assignment of all third Party prescription mail order contracts and prescription drug market share contracts.

                  F. INDIVIDUAL ACCOUNTS RECEIVABLE. All individual accounts receivable as of the closing date, subject to a put back to Seller (as a deduction from the Note Payable) for any accounts which have not been collected in full within 120 days as depicted on Exhibit "B."

         1.2 ASSETS NOT PURCHASED BY BUYER. Unless otherwise agreed by the parties in writing, Buyer shall not purchase the following:
                  (i) consigned merchandise; (ii) merchandise held in layaway;
                  (iii) merchandise which is damaged, shopworn, faded (including faded labels) or subject to visible deterioration; (iv) merchandise which, in Buyer's reasonable opinion, is unsalable because it is obsolete, its expiration date has expired or it has been discontinued by the manufacturer; or (v) prescription merchandise expiring within 30 days or prescription merchandise or over-the-counter drugs which are (a) in a partially filled container with a date which will expire within 90 days of the closing date; or (b) in a full, sealed container with a date which is expired; (vi) all third party insurance receivables for services rendered on or before Closing Date, and (vii) cash on hand at the Closing Date.

         1.3 TELEPHONE NUMBERS. Seller agrees to use all reasonable efforts and take all action necessary to assure that all telephone numbers used at the Drug Store shall be transferred without interruption to Buyer.

2.       PURCHASE PRICE.

         2.1 COMPUTATION. The purchase price to be paid by the Buyer for the Drug Store Assets shall be computed as follows: (i) $2.900,000 for prescription files, patient profiles, PBM contracts and goodwill, plus (ii) $40,000 for furniture, fixtures and equipment, plus (iii) $100,000 for the non-compete agreement; plus (iv) the discounted fair market value of all inventory constituting a part of the Drug Store Assets determined in accordance with Section 2.6, below, plus the value of the individual accounts receivable at the date of closing.

         2.2 ALLOCATION. The total purchase price described in Section 2.1, above, shall be allocated as set forth in Exhibit "C." (i.e. the Closing Statement) attached hereto and made a part hereof.

         2.3 PAYMENT OF THE PURCHASE PRICE. Buyer shall cause the purchase price to be paid to Seller as follows:


                  (a) $1,000,000 on the Closing Date by certified or cashier's check:

                  (b) Shares of Buyer's common stock, par value $.01 per share (the "HORIZON Common Stock"), equivalent to $1,000,000 based on the average closing price for the HORIZON common stock as reported by America On Line Stock Quotes for the thirty (30) business days immediately preceding the Closing Date, as such term is defined in Section 7.1, below. Buyer will deliver to Seller appropriate stock certificates evidencing the Horizon Common Stock to be issued to Seller no later than twenty-five (25) days after the Closing Date; and

                  (c) The balance in a negotiable promissory note in the form attached in Exhibit "D" attached hereto (the Notes) secured by the inventory, furniture, fixtures and equipment of the Drug Store;

                  (d) Buyer shall deduct from the purchase price payable at Closing an amount equal to the sum of (i) Seller's pro rata share of personal property taxes as described in Section 2.5.2, below, and (ii) one half of the fee charged by the third party inventory service.

                  (e) Buyer shall add to the purchase price payable at Closing such period expenses that have been prepaid by Seller, and for which Buyer shall obtain a post-closing benefit.


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Seller initial                                                     Buyer Initial

         2.4      EARNEST MONEY DEPOSIT.  this Section intentionally left blank.

         2.5      TAXES

                  2.5.1 SALES, USE AND TRANSFER TAXES. Buyer shall pay any and all sales, use, and transfer taxes arising out of the sale of the Drug Store Assets pursuant to this Agreement.

                  2.5.2 PERSONAL PROPERTY TAXES. Seller shall pay all personal property taxes attributable to the Drug Store Assets for the period up to and including the Closing Date, and Buyer shall pay all personal property taxes attributable to the Drug Store Assets for the period following the Closing Date. The parties shall, using last year's tax returns, estimate as of the Closing Date the personal property taxes anticipated to be owed on the Drug Store Assets for the current calendar year, and Seller's pro rata portion of such estimated taxes shall be withheld by Buyer from the purchase price described in Section 2.3, above.

         2.6 INVENTORY EVALUATION. A physical inventory of the Drug Store Assets shall be performed on the Closing Date by an independent third party inventory service. Each party shall pay one-half of the fee charged by the service company, with Seller's pro rata share of such costs to be deducted from the purchase price payable by Buyer at Closing. For purposes of calculating that portion of the purchase price attributed to inventory under Section 2, above, the marketable inventory shall be valued as follows, except as otherwise provided herein:

                              MARKETABLE INVENTORY              METHOD OF VALUATION
                              --------------------              -------------------
                           Prescription inventory        Acquisition cost or AWP less 16%
                                                         except for special deal prescription
                                                         items or generic items which shall be
                                                         valued at acquisition cost

                           Non-Prescription inventory    Acquisition Cost

                  In the event Seller is unable to establish the acquisition cost of any non-prescription inventory, the following formula shall be applied in valuing such inventory.


                           CATEGORY OF MERCHANDISE        METHOD OF VALUATION
                           -----------------------        -------------------
                           HBA                           Retail price less 25%
                           OTC                           Retail price less 25%
                           Gifts                         Retail price less 50%
                           Cards                         Retail price less 50%
                           Cosmetics                     Retail price less 40%
                           Watches/Cameras               Retail price less 50%
                           Fragrances                    Retail price less 25%
                           Candy (box)                   Retail price less 40%
                           Candy (loose)                 Retail price less 30%
                           Jewelry                       Retail price less 50%
                           Miscellaneous                 Retail price less 50%
                           Seasonal Merchandise          Retail price less 50%

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Seller initial                                                     Buyer Initial

3.       REPRESENTATIONS AND WARRANTIES.

         3.1 The Seller does hereby represent and warrant to Buyer as follows:

                  3.1.1 ORGANIZATION. Seller is a corporation duly organized and existing in good standing under the laws of its state of incorporation and is entitled to own and lease its properties and to carry on its business as and in the places where such properties are now owned, leased or operated and such business is conducted.

                  3.1.2 AUTHORITY. The execution, delivery and performance of this agreement by Seller has been duly authorized by all necessary corporate action and constitutes a legal, valid, and binding obligation on Seller enforceable in accordance with its terms.

                  3.1.3 TITLE TO PROPERTIES. The Seller has good and marketable title to all of the Drug Store Assets, free and clear of all mortgages, liens, encumbrances, pledges, or security interests of any nature whatsoever, except for secured debts, if any, (including any leases for equipment used in the business) listed on Exhibit "E" attached hereto which shall be satisfied and released at or prior to closing.

                  3.1.4 FINANCIAL STATEMENTS: BOOKS AND RECORDS. Seller has heretofore delivered to Buyer true and correct copies of certain of the Seller's unaudited balance sheets and related statements of operations, retained earnings and cash flows (collectively, the Financial Statements). The Financial Statements: (A) have been prepared in accordance with the books and records of Seller; (B) in all material respects present fairly the financial condition of the Seller at the indicated dates and the results of operations and cash flows of the weller for the indicated periods. In addition, Seller has heretofore delivered to Buyer true, correct and complete copies of certain of Seller's books and records for inspection by Buyer. Such books and records do not contain any material omission or error with respect to Seller's business, operation or status.

                  3.1.5 STATEMENTS NOT MISLEADING. The information provided by Seller to Buyer in this Agreement or in the Schedules or in any other writing pursuant hereto (including, without limitation, the representations and warranties contained in this Section 3) does not contain any untrue statement of a material fact and does not omit to state a material fact required to be stated herein or therein or necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not false or misleading.

                  3.1.6 COMPLIANCE WITH APPLICABLE LAWS. Seller has received no notice of violation of any applicable law, regulation or requirement relating to the operation of the Drug Store, the Drug Store Assets or the Retail Location, and Seller has no knowledge of or reason to believe any such violation exists. Seller is in full compliance with all wages and hour laws, and to the best of its knowledge is not engaged in any unfair labor practice or discriminatory employment practice and no complaint of any such practice against Seller is filed or threatened to be filed with or by the National Labor Relation Board, the Equal Employment Opportunity Commission or any other administrative agency, Federal or state, that regulates labor or employment practices, nor is any grievances filed or threatened to be filed against Seller by any employee pursuant to any collect bargaining or other employment agreement to which Seller is a party. To the Seller's best knowledge it is in compliance with all applicable Federal and state laws and regulations regarding occupational safety and health standards and has received no material complaints from any Federal or state agency or regulatory body alleging violations of any such laws and regulations. To the best of Seller's knowledge the Drug Stores and the use and operation thereof are currently in compliance with all applicable laws, ordinances, rules and regulations relating to public health and safety and protection of the environment. Seller has not released, generated, discharged, manufactured, treated, transported or disposed of hazardous material on, in, under or from

--------------                        -4-                          -------------
Seller initial                                                     Buyer Initial
                           the Drug Stores or placed or stored any hazardous material on the property. To the best of Seller's knowledge, (a) no release, generation, discharge, manufacture, treatment, transportation or disposal of hazardous material has occurred on, in, under or from the Drug Stores, (b) no hazardous material is or has been stored or otherwise located on, in or under the Drug Stores, and (c) there are no underground storage tanks on either of the Drug
                           Store premises. There are no pending or to the best of Seller's knowledge threatened requests for information, action or proceedings from or by any governmental agency or any other person or entity regarding the condition or use of the Drug Stores or the release, generation, discharge, manufacture, treatment, transportation or discharge of hazardous material on, in, under or from the Drug Stores.

                  3.1.7 CONTRACTS. Seller is not party to any contract, understanding or commitment whether in the ordinary course of business or not, relating to Seller's operation of the Drug Stores which extends beyond the Closing Date except as described on Exhibit "F".

                  3.1.8 EMPLOYMENT CONTRACTS. Seller is not a party to any oral or written contract of employment between Seller and any officer or other employee, and the employment of each of Seller's officers and all the Drug Stores' employees is terminable at will without any penalty or severance obligation of any kind.

                  3.1.9 LITIGATION. Seller is not a party to and has no knowledge of any suit, action, proceeding, investigation, claim, complaint or accusation pending or threatened against or affecting Seller or the Drug Store Assets, in any court or before any arbitration panel of any kind or before or by any Federal, state, local, foreign or other government agency, department, commission, board, bureau, instrumentality or body, and to the best knowledge and belief of Seller, there is no basis for any such suit, action, litigation, proceeding, investigation, claim, complaint or accusation. There is no outstanding order, writ, injunction, decree, judgment or award by any court, arbitration panel or government body against or affecting Seller, the Drug Store, the Drug Store Assets or either Retail Location.

                  3.1.10 EMPLOYMENT BENEFITS. All sums due for employee compensation and benefits and all vacation time owing to any employees of Seller have been duly and adequately accrued and reflected in the accounting records of Seller. Seller shall be responsible for all employee benefits, including but not limited to payment for accrued vacation, to the Closing Date. To the Seller's best knowledge, all employees of Seller are either United States citizens or resident aliens specifically authorized to engage in employment in the United States in accordance with all applicable laws.

                  3.1.11   TAXES.

                           (a) Seller has filed all required Federal, state, local, foreign and other tax returns, notices and reports (including, but not limited to, income, property, sales, use, franchise, capital, stock, excise, added value, employee's income withholding, social security and unemployment tax returns) heretofore due; and to Seller's best knowledge all such returns, notices, and reports are correct, accurate, and complete.

                           (b) Seller has made all deposits required to be made in connection with any tax including but not limited to, estimated income, franchise, sales, use, and employee withholding taxes.

                           (c) Seller has paid or made adequate reserves on its books of account for all taxes, assessments, fees, penalties, interest and other governmental charges which have become due and payable, and the amounts reflected on such books are to Seller's best knowledge sufficient for the payment of all unpaid Federal, state, local,

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Seller initial                                                     Buyer Initial
                                    foreign, and other taxes, fees, and
                                    assessment and all interest and penalties thereon with respect to the periods then added and or all periods prior thereto.

                  3.1.12 INVESTMENT PURPOSE. Seller is acquiring the HORIZON Common Stock for investment, and not with a view to the sale or distribution thereof. Seller understands and acknowledges that the transfer of the HORIZON Stock issuable hereunder will be restricted and that Seller may not sell or otherwise dispose of such shares unless and until a registration statement under the Securities Act of 1933, as amended (the Securities Act), is in effect with respect thereto and Seller has fully complied with the Securities Act and all applicable regulations thereunder, or Seller has received an opinion from Buyer's counsel that the contemplated sale or other disposition of the HORIZON Common Stock will not require registration under the Securities Act.

                  3.1.13 INSURANCE. All inventories, buildings and fixed assets owned or leased by Seller are and will be adequately insured against fire to the Closing Date, valid policies therefor are and will be outstanding and in force, and the premiums will be paid before the Closing Date.

                  3.1.14 NO CHANGES. Until the Closing Date, Seller will not, except with Buyer's prior written consent: (i) conduct its business except in the regular and ordinary course; (ii) increase the amount of compensation currently being paid to employee or agent, or make any bonus arrangement with any employee or agent; (iii) enter into any transaction other than in the ordinary course of business; or
                           (iv) pay out assets being sold to Buyer any debt, obligation or liability which Buyer has not agreed to assume under the terms of this Agreement.

                  3.1.15 BROKER'S OR FINDER'S FEES. No agent's, broker's or finder's fee or commission shall be payable by the Buyer in connection with the transactions contemplated hereby by virtue of or resulting from any action or agreement by the Seller.

                  3.1.16 PBM CONTRACTS. Seller has obtained the necessary consents to assign these contracts (See Exhibit "G") to buyer at closing.

                  3.1.17 REBATE PROGRAMS & MARKET SHARE CONTRACTS. Seller has identified all rebate agreements and market share agreements currently in effect on Exhibit "H".

                  3.1.18   INTELLECTUAL PROPERTY.

                                    a.       There are no contracts with any
                                             third party currently in effect
                                             which limit or restrict the right
                                             of Seller to use, sell, license,
                                             assign, dispose, or register, as
                                             the case may be, any of the
                                             Intellectual Property in any
                                             manner, and Seller is not a
                                             defendant to any action, suit,
                                             investigation or proceeding
                                             relating to, or otherwise has been
                                             notified of any claim that Seller's
                                             use of the Intellectual Property in
                                             connection with the Drug Store
                                             Assets infringes the proprietary
                                             rights of any third person.

                                    b.       Seller has not licensed or in any
                                             other way authorized any third
                                             party to use in manner any of the
                                             Intellectual Property, and to
                                             Seller's knowledge, there is no
                                             unauthorized use of any
                                             Intellectual Property (except the
                                             Intellectual Property to which the
                                             Seller only has a non-exclusive
                                             license, e.g., publicly available
                                             software package) by any third
                                             party.

                                    c.       Seller owns or has a valid right to
                                             use, sell, license, assign, and
                                             dispose of each of the items of
                                             Intellectual Property. All
                                             registrations in the United States
                                             for the Intellectual Property are
                                             valid and in good standing and
                                             there are no pending or, to
                                             Seller's knowledge, threatened
                                             oppositions, cancellation
                                             proceedings, disputes or litigation
                                             with respect thereto. Seller

--------------                        -6-                          -------------
Seller initial                                                     Buyer Initial
                                             has taken or caused to be taken
                                             reasonable and prudent steps to
                                             protect Seller's rights in and
                                             to the Intellectual Property. To
                                             Seller's knowledge, (i) no third
                                             party has any right to use any
                                             of the trademarks included in
                                             the Intellectual Property either
                                             in identical form or in such
                                             near resemblance thereto as to
                                             be likely, when applied to the
                                             goods and services of any such
                                             third party to cause confusion
                                             as to the source of such goods,
                                             and (ii) the use of any of the
                                             trademarks included in the
                                             Intellectual Property in
                                             connection with the goods and
                                             services to which the trademarks
                                             are currently associated does
                                             not constitute an infringement
                                             of, conflict with, or otherwise
                                             violate, the valid rights of any
                                             third party.

                                    d.      All working requirements and all
                                            affidavits, declarations, fees,
                                            annuities, and other payments that
                                            are due on or before a date three
                                            months after the effective date of
                                            this Agreement for any foreign or
                                            domestic patents, patent
                                            applications, trademark
                                            registrations, copyright
                                            registrations and any applications
                                            for any of the preceding have been
                                            submitted, met, or paid.

                                    e.      Seller has no commitments or legal
                                            obligations, absolute or contingent,
                                            to any person or entity other than
                                            to Buyer to sell, assign, transfer
                                            or effect a sale of any of the
                                            Intellectual Property, or to enter
                                            into any contract or cause the
                                            entering into of a contract with
                                            respect to the foregoing.

                                    f.      Seller will take all reasonable
                                            actions requested by the Buyer to
                                            properly transfer, assign, and
                                            register the change in ownership of
                                            the Intellectual Property.

                                    g.      Seller has obtained a full and
                                            complete release from any Obligation
                                            to Medicap Pharmacies, Inc.

         3.2      Buyer does hereby represent and warrant to Seller as follows:

                  3.2.1 ORGANIZATION. Buyer is a corporation duly organized and existing in good standing under the laws of Delaware, and is entitled to own or lease properties and canny on its business as and in the places where such properties are now owned, leased or operated and such business is now conducted.

                  3.2.2 COMMON STOCK. Buyer has authorized 14,000,000 shares of HORIZON Common Stock of which approximately 5,700,000 shares are currently issued and outstanding, and 1,000,000 share of preferred stock, par value $0.01 per share, none of which are currently issued and outstanding.

                  3.2.3 AUTHORITY. The execution, delivery and performance of this agreement by Buyer has been duly authorized by all necessary corporate action and constitutes a legal, valid and binding obligation of the Buyer enforceable in accordance with its terms.

                  3.2.4 BROKER'S OR FINDER'S FEES. No agent's, broker's or finder's fee or commission shall be payable by the Seller in connection with the transactions contemplated hereby by virtue of or resulting from any action or agreement by the Buyer.

4.       CONDITIONS TO CLOSING.

--------------                        -7-                          -------------
Seller initial                                                     Buyer Initial

         4.1 BUYER'S CONDITIONS TO CLOSING. All obligations of Buyer under this Agreement are subject to the fulfillment, prior to or at Closing, of each of the following conditions (unless waived in writing by Buyer).

                  4.1.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of Seller contained in this Agreement shall be true and complete at the Closing Date as if they were made at such time.

                  4.1.2 COMPLIANCE. Seller shall have performed and complied with all terms and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

                  4.1.3 CONSENTS. All necessary consents to the transfer of the Drug Store Assets, including the PBM Contracts, have been obtained from vendors and other third parties, if any.

                  4.1.4 NO CASUALTY. The Drug Stores' businesses and properties shall not have been adversely affected in any material way as a result of any strike, lock-out, accident or other casualty or act of God of the public enemy, or any judicial, administrative or governmental proceeding.

                  4.1.5 LEASE OF RETAIL LOCATION. Buyer shall have entered into a new lease with respect to the Retail Location which shall be executed at Closing.

                  4.1.6 LICENSE TO OPERATE RETAIL PHARMACY. Buyer shall have obtained valid licenses to operate retail pharmacies under the HORIZON Pharmacies, Inc. name in the state of Ohio. Buyer shall diligently pursue obtaining such licenses.

                  4.1.7 PBM CONTRACTS. Buyer and Seller shall have agreed to a method for adjusting the purchase price should the acquired PBM contracts not be retained at comparable sales levels for three years (See Exhibit "I").

                  4.1.8 REBATE PROGRAMS & MARKET SHARE CONTRACTS. Buyer and Seller shall have agreed to a method of adjusting the purchase price should such rebate programs and/or market share contracts be canceled as a result of this transaction (See Exhibit "I").

         4.2 SELLER'S CONDITIONS TO CLOSING. All obligations of Seller under this Agreement are subject to the fulfillment, prior to or at Closing, of each of the following conditions (unless waived in writing by Seller).

                  4.2.1 REPRESENTATIONS. The representations and warranties of Buyer contained in this Agreement shall be true and complete at the Closing Date as if they were made at such time.

                  4.2.2 COMPLIANCE. Buyer shall have performed and complied with all terms and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

                  4.2.3 LEASE OF RETAIL LOCATIONS. Buyer shall have entered into a new lease with respect to the Retail Locations at the time of Closing.

                  4.2.4 EMPLOYMENT OF JOE AND MARY CUSMA. To be addressed in a separate document (See Exhibit "J").

5. LIABILITIES NOT ASSUMED BY BUYER. The parties expressly agree and acknowledge that Buyer shall not, by virtue of this Agreement, the consummation of the transactions contemplated herein or otherwise, assume any liabilities or obligations of Seller or any liabilities or obligations constituting a charge, lien, encumbrance or security interest upon the Drug Store Assets, regardless of whether such liabilities or

--------------                        -8-                          -------------
Seller initial                                                     Buyer Initial
         obligations are absolute or contingent, liquidated or unliquidated or otherwise. Notwithstanding anything contained in this Agreement to the contrary, on the Closing Date, Buyer shall assume and agree to pay, perform and discharge as and when due: (i) all liabilities and obligations of Seller pursuant to those open purchase orders for inventory in the ordinary course of business not yet received as of the Closing Date, which are set forth on Schedule 5 hereto; and (ii) Buyer's obligations under the new lease with respect to the Retail Location. Buyer specifically assumes no responsibility or liability for Seller's termination of the Medicap Franchise.

6.       INDEMNIFICATION.

         6.1 INDEMNIFICATION BY SELLER AND JOE AND MARY CUSMA. Seller and Joe and Mary Cusma each hereby agree to indemnify and hold harmless Buyer against and in respect of the following:

                  (a) any and all debts, liabilities, or obligations incurred in the operation of the Drug Store before the Closing Date, including, but not limited to, any liabilities arising out of any act, transaction, circumstance, state of facts, or violation of law that occurred or existed before the Closing Date, except with regard to the liabilities assumed by Buyer hereunder:

                  (b) any and all loss, liability, deficiency, or damage suffered or incurred by Buyer by reason of any untrue representation, breach of warranty, or nonfulfillment of any covenant or agreement by Seller contained in this Agreement or in any certificate, document, or instrument delivered to Buyer pursuant hereto or in connection herewith;

                  (c) any and all loss, liability deficiency, or damage suffered or incurred by Buyer as a result of Seller's failure to discharge any of the liabilities retained by Seller hereunder;

                  (d) any and all actions, suits, proceedings, claims, demands, assessments, judgements, costs, and expenses, including, without limitation, legal fees and expenses, incident to any of the foregoing or incurred in enforcing this indemnity.

                  (e) Buyer may withhold form Seller any payment otherwise due to Seller Pursuant to the note in accordance with the provisions of Section 6.7 hereof, upon final determination of any claim for indemnification hereunder, Buyer may offset the full amount of such claim for indemnification against the amount due to Seller pursuant to the Note in accordance with
                           Section 6.7 hereof. For purposes of this Section 6.1, the term "final determination" shall mean a non-appealable order by a court of competent jurisdiction, or an arbitration board, with respect to any claim for indemnification hereunder.

         6.2 BUYER'S INDEMNIFICATION OF SELLER. Buyer hereby agrees to indemnify and hold harmless Seller against and in respect of:

                  (a) any and all debts, liabilities, or obligations of Buyer, direct or indirect, fixed, contingent, or otherwise accruing after the Closing Date, relating to the business of the Drug Store;

                  (b) any and all loss, liability, deficiency, or damage suffered or incurred by Seller resulting from any untrue representation, breach of warranty, or nonfulfillment of any covenant or agreement by Buyer contained in this Agreement or in any certificate, document, or instrument delivered to Seller pursuant hereto or in connection herewith;

                  (c) any and all loss, liability, deficiency, or damage suffered or incurred by Seller as a result of Buyer's failure to discharge the liabilities of Seller assumed by Buyer hereunder;

                  (d) any and all actions, suits, proceedings, claims, demands, assessments, judgements, costs, and expenses, including without limitation, legal fees and expenses, incident to any of the forgoing or incurred in enforcing this indemnity;

--------------                        -9-                          -------------
Seller initial                                                     Buyer Initial

         6.3 NOTICE. Upon becoming aware of any claim for indemnification hereunder the party claiming indemnification (the "Indemnified Party" shall give the other party (the "Indemnifying Party") prompt notice of such claim setting forth in such notice all essential facts then known to the Indemnified Party in connection therewith; provided, however, that failure to give such prompt notice or specify all known facts shall not absolve the Indemnifying Party from its liabilities hereunder.

         6.4      THIRD-PARTY CLAIMS.

                  (a) In order for Buyer or Seller, as the case may be, to be entitled to any indemnification provided for under Sections 6.1 or 6.2 hereof, in respect of, arising out of, or involving a claim made by any person, firm, governmental authority, or corporation other than Buyer or Seller or their assigns, or affiliates, against the Indemnified Party, the Indemnified Party must notify the Indemnifying Party in writing of this third-party claim promptly after receiving receipt by the Indemnified Party of written notice of the third-party claim within the claims period. Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, within 7 days after receipt by the Indemnified Party, copies of all notices relating to the third-party claim.

                  (b) If a third-party claim as set forth in subsection (a) hereof is made against an Indemnified Party, the Indemnifying Party will be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the Indemnifying Party, provided such counsel is not reasonably objected to by the Indemnified Party. Should the Indemnified Party elect to assume the defense of such third-party claim, the Indemnifying Party would not be liable to the Indemnified Party for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof. If the Indemnifying Party elects to assume the defense of such third-party claim, the Indemnified Party will cooperate with the Indemnifying Party in connection with such defense.

                  (c) If the Indemnifying Party assumes the defense of a third-party claim, then in no event will the Indemnified Party admit any liability with respect to, or settle, compromise, or discharge, any third-party claim without the Indemnifying Party's prior written consent, and the Indemnified Party will agree to any settlement, compromise, or discharge of a third-party claim that the Indemnifying Party may recommend that releases the Indemnified Party completely in connection with the third-party claim.

                  (d) In the event the Indemnifying Party shall assume the defense of any third party claim, the Indemnified Party shall be entitled to participate in, but not control, the defense with its own counsel at its own expense. If the Indemnifying Party does not assume the defense of any such third-party claim, the Indemnified Party may defend the claim in a manner as it may deem appropriate, including, but not limited to, settling the claim or litigation after giving notice of it to the Indemnifying Party on such terms as the Indemnified Party may deem appropriate, and the Indemnifying Party will reimburse the Indemnified Party promptly in accordance with the provisions of this Section 6.

         6.5 SURVIVAL. All of the respective representations and warranties contained in this Agreement or in any other document or instrument delivered by or on behalf of any party hereunder or pursuant hereto, shall survive the Closing subject to the following limitation:

                  (a) No party hereto shall be liable to any other party for any breach or alleged breach of any representation or warranty contained in this Agreement unless, no later than two (2) years after the Closing Date, the party alleging such breach has notified the other party(s) in writing of such alleged breach; and

                  (b)      Notwithstanding the foregoing, the representations in
                           Section 3.1.11 hereunder shall survive for as long as any governmental authority may assert a tax deficiency and the representations

--------------                       -10-                          -------------
Seller initial                                                     Buyer Initial
                           in Sections 3.1.3 and 3.1.6 hereunder shall have no limitation. The covenants and agreements of the parties hereto set forth in this Agreement or in any other document or instrument delivered by or on behalf of any party hereunder or pursuant hereto shall not be affected by the expiration or any representation or warranty pursuant to this
                           Section 6.5 and shall survive indefinitely.

         6.6 LIMITATION ON INDEMNIFICATION OBLIGATIONS. An Indemnified Party shall not be entitled to indemnification under this
                  Section 6 except to the extent that the aggregate amount of the indemnification to which such party is entitled hereunder shall exceed the sum of $5,000.00: provided, that, at such time the Indemnified Party shall be entitled to recover the entire indemnifiable amount (including the initial $5,000.00 liability).

         6.7 OFFSET. In the event that Buyer shall exercise its right to offset provided in Section 6.1 any such offset shall be collected by reducing the amount owed by Buyer to Seller in the following manner (i) first, to the extent of the principal amount outstanding on the Note, then (ii) to the extent of any accrued interest on the Note.

7.       CLOSING.

         7.1 CLOSING DATE. The closing shall take place at the Retail Location on or before June 5, 1999 (the "Closing Date") but in no event later than June 30, 1999 unless otherwise agreed by the parties in writing.

         7.2 SELLER'S OBLIGATIONS AT CLOSING. Seller shall deliver to Buyer at closing of this Agreement a Bill of Sale (Exhibit "K") effective to vest in Buyer good and marketable title to the Drug Store Assets, free and clear of all mortgages, security interest, liens, encumbrances, pledges and hypothecation of every nature and description and all other instruments and documents that are necessary or appropriate to the sale and delivery of the Drug Store Assets.

         7.3 BUYER'S OBLIGATIONS AT CLOSING Buyer shall deliver to Seller at closing: (i) a certified or cashier's check for the cash portion of the purchase price provided for in Section 2.3;
                  (ii) the Note and security Agreement provided for in Section 2.3; and (iii) evidence of the shares of Common Stock provided for in Section 2.3.

8.       MISCELLANEOUS.

         8.1 SURVIVAL OF REPRESENTATION, WARRANTIES AND INDEMNIFICATIONS. Subject to the provisions of Section 6.5 hereof, all of the representations, warranties and indemnifications of the parties set forth in this Agreement shall survive the Closing hereof.

         8.2 RISK OF LOSS. The risk of loss of damages of Drug Store Assets shall be upon Seller until the closing hereof.

         8.3 COVENANT NOT TO COMPETE. During the period commencing on the Closing Date and ending on the fifth (5th) year anniversary thereof, except as specifically permitted by this Section 8.3, Joe and Mary Cusma shall not, without the prior written consent of Buyer, directly or indirectly own an equity interest in, operate, manage or assist any person or entity (other than Buyer) in operating or managing, any business competitive with the Buyer's Business or any portion thereof in the Restricted Area. For purposes, of this Agreement, the term Buyer's Business shall mean the development, management and/or operation of any retail pharmacy, prescription mail order business, nursing home, or health care company or any business which offers for sale or lease durable medical equipment. Also, for purposes of this agreement, the term "Restricted Area" shall mean anywhere within twenty five (25) miles of the Retail Location with the exception of the prescription mail order business, the parties expressly agree that the Restricted Area shall mean the United States of America. The parties acknowledge that the territorial and time limitations contained in the paragraph are reasonable and

--------------                       -11-                          -------------
Seller initial                                                     Buyer Initial
                  properly required for the adequate protection of the business to be conducted by Buyer with the assets and properties to be transferred hereunder and can not be changed except by written permission of Buyer.

         8.4 RIGHT TO ENJOIN BREACH. The parties agree that in the event of a breach by Seller of any provision of this paragraph, monetary damages alone would be inadequate and Buyer shall, in addition to all other legal remedies, be entitled to obtain an order enioinina Seller from violating the covenants set forth herein.

         8.5 ACCESS TO RECORDS. Seller shall give Buyer, its counsel, accountants and representatives, reasonable access during normal business hours to all of Seller's books, contracts, commitments and records and furnish Buyer with all information which Buyer reasonably may request to conduct a financial audit of the last two (2) fiscal years and unaudited financial data up to Closing Date at Buyer's expense. Seller and Joe Cusma agree and certify that they are aware that the post-Closing audit by Buyer is required in order to satisfy Buyer's regulatory reporting and disclosure requirements and for Buyer's general business purposes, that their prompt and complete cooperation and compliance with the provisions of this Section are required in order for such audit to be completed on a thorough and timely basis and that their failure to cooperate and comply could subject them to a claim to be indemnified, defended and held harmless or for other remedies available under this agreement or pursuant to applicable law or regulation.

         8.6 DEA APPLICATION. Buyer shall diligently pursue its DEA Application for the Retail Location and shall cease its use of Seller's DEA permits as soon as practicable, but no later than 60 days following the Closing.

         8.7 GOVERNING LAW. This agreement shall be governed and construed in accordance with the laws of the state of Ohio.

         8.8 ENTIRE AGREEMENT MODIFICATION. This agreement contains the entire agreement between the parties, and no representations, warranties or promises, unless contained herein, shall be binding upon the parties hereto, their successors and assigns. This Agreement may not be amended or terminated except by an instrument executed by both parties.

         8.9 ASSIGNMENT. Buyer may not assign this agreement without written consent of Seller, which consent will not be unreasonably withheld.

         8.10 TIME OF THE ESSENCE. Time is of the essence of this Agreement.

IN WITNESS WHEREOF, the parties hereto have set their hands the day and year first above written.


BUYER                                        HORIZON Pharmacies, Inc.

Witness


------------------------------               -----------------------------------

SELLER                                       Fulton Drugs, Inc.

Witness:


------------------------------               -----------------------------------


--------------                       -12-                          -------------
Seller initial                                                     Buyer Initial

Witness:


------------------------------               -----------------------------------
                                             Joseph Cusma, Individually

------------------------------               -----------------------------------
                                             Mary Cusma, Individually





--------------                       -13-                          -------------
Seller initial                                                     Buyer Initial